Exhibit 107

CALCULATION OF FILING FEE TABLE

Form F-3

(Form Type)

CHEER HOLDING, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title(4)	Fee Calculation Rule(5)	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(5)
Fees to be paid	Equity	Ordinary shares, par value $0.001 (“Ordinary Shares”)(4)	Rule 457(o)	—	—	—	—	—
	Equity	Preferred shares, par value $0.0001 (“Preferred Shares”)(4)	Rule 457(o)	—	—	—	—	—
	Debt	Debt Securities(4)	Rule 457(o)	—	—	—	—	—
	Other	Warrants(4)	Rule 457(o)	—	—	—	—	—
	Other	Units(4)	Rule 457(o)	—	—	—	—	—
	Unallocated (Universal) Shelf	—	Rule 457(o)	—	—	$200,000,000	$147.60 per $1,000,000	$29,520.00
Total Offering Amount						$200,000,000		$29,520.00
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$29,520.00

(1)	There are being registered hereunder such indeterminate number or amount, as the case may be, of (i) Ordinary Shares, (ii) Preferred Shares, (iii) debt securities, (iv) warrants and/or (v) units consisting of some or all of these securities in any combination, as may be sold from time to time by the registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There are also being registered hereunder an indeterminable number of ordinary shares and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Except as provided in Rule 426(b) under Securities Act of 1933, in no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceed $200,000,000.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any share sub-division, share capitalization or similar transaction.

(3)	Includes consideration to be received by the Registrant, if applicable, for registered securities that are issuable upon exercise, conversion or exchange of other registered securities.

(4)	Pursuant to General Instruction II.C. of Form F-3, the table lists each of the classes of securities being registered and the aggregate proceeds to be raised, but does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit, and proposed maximum aggregate offering price.

(5)	The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.